UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 28, 2016

SOCIAL REALITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54996	45-2925231
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

456 Seaton Street, Los Angeles, CA  90013

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code:  (323) 694-9800 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on October 30, 2014, Social Reality, Inc. entered into the financing agreement with Victory Park Management, LLC ("VPC"), as administrative agent and collateral agent for the lenders and holders of notes (as amended, the "Financing Agreement"). The Financing Agreement provides for borrowings by us up to a maximum of $20,000,000. On January 28, 2016 we borrowed an additional $1,600,000 from the lender under the terms of the Financing Agreement and the Notice of Purchase and Sale by and between VPC and Social Reality, Inc. In connection therewith, we issued a Senior Secured Term Note to the lender in the principal amount of $1,600,000. As with the prior notes issued pursuant to the terms of the Financing Agreement, the Senior Secured Term Note bears interest at a rate per annum equal to the sum of (1) cash interest at a rate of 10% per annum, and (2) payment-in-kind (PIK) interest, as may be adjusted from time to time, based on the ratio of our consolidated indebtedness to our earnings before interest, taxes, depreciation and amortization. If we achieve a reduction in the leverage ratio as described in the Financing Agreement, the PIK interest rate declines on a sliding scale from 4% to 2%. The Senior Secured Term Note will mature on October 30, 2017. We used the proceeds from this additional draw under the Financing Agreement as a portion of the payment to Mr. Richard Steel of the first year earn out payment described later in this report.

The foregoing descriptions of the terms of the Notice of Purchase and Sale and Senior Secured Term Note in the principal amount of $1,600,000 are qualified in their entirety by reference to these documents which are filed as Exhibits 10.40 and 10.41, respectively, to this report.

Item 3.02

Unregistered Sales of Equity Securities.

Item 8.01

Other Events.

Under the terms of the Stock Purchase Agreement dated October 30, 2014 for the acquisition of Steel Media, we are potentially obligated to pay Mr. Steel up to two $4 million annual earn out payments based upon the satisfaction of certain targets generated by Steel Media operations for the periods ending October 31, 2015 and October 31, 2016. The adjusted EBITDA targets which must be met in order for Mr. Steel to earn these additional amounts are approximately $4.1 million for the 2015 period and approximately $4.9 million for the 2016 period. If the earn outs are earned, under certain conditions we can pay up to 60% of each annual earn out in shares of our Class A common stock. The EBITDA targets for the first earnout period ended October 31, 2015 were achieved and on January 29, 2016 we paid Mr. Steel $4 million, of which $1.6 million was paid in cash and the balance was paid through the issuance of 1,283,766 shares of our Class A common stock in accordance with the terms of the Stock Purchase Agreement. Mr. Steel, an executive officer and director of our company, is an accredited investor and the issuance of the shares was exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by Section 4(a)(2) of the act.

Item 9.01

Financial Statements and Exhibits.

Exhibit No.	Description

10.40	Notice of Purchase and Sale dated January 28, 2016 by and between Victory Park Management, LLC and Social Reality, Inc.
10.41	Senior Secured Term Note dated January 28, 2016 in the principal amount of $1,600,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCIAL REALITY, INC.

Date: February 1, 2016	By:	/s/ Christopher Miglino
Christopher Miglino, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.40	Notice of Purchase and Sale dated January 28, 2016 by and between Victory Park Management, LLC and Social Reality, Inc.
10.41	Senior Secured Term Note dated January 28, 2016 in the principal amount of $1,600,000.